EXHIBIT 27(d)(6)

                   FORM OF DISABILITY BENEFIT TO AGE 65 RIDER





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                                  DISABILITY BENEFIT TO AGE 65

                                  This Rider is part of the policy to which it is attached if it and its monthly charge is listed on the Schedule Page of the policy or in an endorsement after that page. You should therefore review the policy's Schedule Page for applicability. Except as otherwise stated below, this rider is subject to all the provisions contained in the policy.

INSURED                           John A. Phoenix

RIDER DATE OF ISSUE               July 1, 1997

                                  Coverage under this rider will begin in effect on the Rider Date shown above provided:

                                  a.  for a Rider Date that occurs during the
                                      first policy year, the policy value on the Rider Date at least equals the full monthly deduction for the policy (including the rider charge);

                                  b.  for a Rider Date that occurs during the
                                      second policy year and any succeeding
                                      policy years, the policy cash surrender
                                      value on the Rider Date at least equals
                                      the full monthly deduction for the policy
                                      (including the rider charge).

DEFINITIONS                       TOTAL DISABILITY - Incapacity of the insured
                                  as a result of bodily injury or disease to engage for remuneration or profit in any occupation for which the insured is or becomes qualified:
                                  a. by training;
                                  b. by education;
                                  c. by experience.

                                  Total disability is also defined to include the insured's entire and irrecoverable loss through bodily injury or disease of:
                                  a. sight of both eyes;
                                  b. the use of both hands or both feet; or
                                  c. the use of one hand and one foot.

                                  SPECIFIED MONTHLY AMOUNT - The specified annual amount as shown with respect to this rider on the policy's Schedule Page is the maximum amount payable under this rider during a policy year, in addition to any waived or refunded monthly deductions. Such amount may be zero depending on your written election at the time this rider was requested. The specified monthly amount equals the specified annual amount divided by 12.

                                  To the extent that the specified monthly amount to be credited exceeds the premium amounts allowed to be paid under the policy due to the total premium limit, such excess that would otherwise be credited will be paid in cash to the owner of the policy.

DISABILITY BENEFITS               Subject to the terms of this rider, during
                                  the existence of any total disability of at least 6 months' continuous duration but prior to the end of the disability

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                                  benefit period as described below, we will
                                  apply the following disability benefits:

                                  a.  WAIVER OF MONTHLY DEDUCTIONS - We will
                                      waive or refund the monthly deductions
                                      under the policy otherwise scheduled to be made on each Monthly Calculation Day during such period to the extent not already waived under a Disability Benefit Rider which provides coverage on another insured under the policy.

                                  b. CREDITING OF SPECIFIED MONTHLY AMOUNT - We will credit the policy with the specified monthly amount on each Monthly Calculation Day during such period, to the extent that the specified monthly amount is not already being credited under a Disability Benefit Rider which provides coverage on another insured under the policy.

                                  Such disability benefit period will end on the later of:

                                  a.  the policy anniversary nearest the
                                      insured's 65th birthday; or

                                  b.  one year from the date the total
                                      disability commenced, if such total
                                      disability commenced within the one-year period prior to the policy anniversary nearest the insured's 65th birthday.

                                  However, we will continue to apply such
                                  disability benefits to the policy on or after the policy anniversary nearest the insured's 65th birthday if the insured has received disability benefits under this rider continuously during the entire five-year period just prior to that date. Such disability benefits will then continue to be applied regardless of whether total disability continues after the policy anniversary.

LIMITATIONS AND CONDITIONS        No monthly deduction will be waived or
                                  refunded and no specified monthly amount will be credited or paid under this rider unless the following conditions are satisfied:

                                  1. We must be given written notice of claim
                                     and due proof during the lifetime of the insured that:

                                     a.  the insured is totally disabled at the
                                         time the proof is furnished to us; and

                                     b.  the insured has been so totally
                                         disabled for the entire 6-month period
                                         preceding that date.

                                     Any such proof will be subject to the
                                     requirements stated in the Required Proof of Disability section.


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                                  2. The total disability must not have directly
                                     resulted from either:

                                     a.  injuries willfully and intentionally
                                         self-inflicted; or

                                     b.  service by the insured in the military,
                                         naval, or air force of any country at
                                         war. By "war" we mean any declared war,
                                         undeclared war, or international police
                                         action with force of arms by any
                                         country, the United Nations, or any
                                         assembly of nations.


                                  3. The total disability must have occurred:

                                     a.  after coverage under this rider begins;
                                         and
                                     b.  before coverage under this rider
                                         terminates.

                                  4. If coverage under this rider terminates
                                     or the policy lapses or becomes void by
                                     its terms, we must receive proof of
                                     total disability no later than one year
                                     from that date. However, failure to
                                     furnish such required proof within the
                                     time required shall not invalidate or
                                     reduce any such claim if it was not
                                     reasonably possible to give proof
                                     within such time, provided such proof
                                     is furnished as soon as reasonable
                                     possible and in no event, except in the
                                     absence of legal capacity, later than
                                     one year from time proof is otherwise
                                     required.

                                  5. If multiple disability benefits would
                                     otherwise be payable under the policy due to Disability Benefit Riders on more than one insured, benefits will be limited to only one such rider such that the highest disability benefit amount will be credited or paid.

REQUIRED PROOF OF DISABILITY      In addition to requiring proof of total
AND IT CONTINUANCE                disability before granting any benefits under
                                  this rider, we have the right to require proof that the total disability continues. As part of any such proof, we shall have the right to have a physician of our choosing conduct such physical exams of the insured as we may reasonably require. After benefits under this rider have been received for a period of disability of more than 2 years, we will not require such exams more frequently than once a year.

                                  Should there be a failure to furnish such proof or a refusal to permit such exams, or should the insured cease to be totally disabled before the policy anniversary nearest the insured's 65th birthday:

                                  a. further disability benefits will not be
                                     applied; and

                                  b. any disability benefits already applied
                                     after that date will be charged as loans against the policy unless repaid to us.

                                  However, failure to furnish such required proof of disability within the time allowed shall not invalidate or reduce any claim if it was not reasonably possible to give proof within such time, provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.


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THE PAYEE OF ANY                  If the insured under this rider is the owner
CASH PAYMENTS                     of the policy and dies before Cash Payments
                                  receiving payment of any amount that become due the owner, such payment will be made to the same beneficiary and in the same manner as provided under the policy for payment of death benefits. We may also do this if the insured is the owner of the policy and we have evidence satisfactory to us that the insured is mentally incompetent. Upon such payment we shall no longer be liable for payment of such amount.

LIMIT ON OUR RIGHT TO             We cannot contest the validity of this rider
CONTEST THIS RIDER                except for failure to pay premiums after it
                                  has been in force during the lifetime of the insured for 2 years from the Rider Date.

MONTHLY RIDER CHARGES             The monthly charge for coverage under this
                                  rider is included in and part of the monthly deduction for the policy. It is deducted on each Monthly Calculation Day until coverage under this rider terminates.


TERMINATION OF COVERAGE           Coverage under this rider will terminate on
UNDER THIS RIDER                  the earliest of:

                                  a. full surrender of the basic policy;

                                  b. lapse of the basic policy;

                                  c. death of the insured under this rider;

                                  d. the policy anniversary nearest the
                                     insured's 65th birthday, unless continued as provided under the Disability Benefits section; or

                                  e. our receipt on any Monthly Calculation Day
                                     of your written request, along with the
                                     policy, to cancel coverage under this
                                     rider.


Phoenix Home Life Mutual Insurance Company





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